Exhibit 10.11

[Informal English Translation]

Tenancy Agreement

Made and executed in Jerusalem this 29th day of September 2014

Between:

Ms. Rachel Zacks

Identity No. 29581

Dr. Moshe Eliash Advocate

Identity No. 1940998

(jointly and severally)

(hereinafter – “the Landlord”)

of the one part;

And:

Sol-Gel Technologies Ltd.

Corporate number 51-254469-3

(hereinafter called: “the Tenant”)

of the other part

WHEREAS	by a tenancy agreement signed between the parties on October 10, 2007, (hereinafter called: “the Tenancy Agreement”) the Tenant took a tenancy of the Premises as defined in the Agreement; and

WHEREAS	the Tenant wishes to take and the Landlord wishes to grant a tenancy of an additional area in the Building as defined in the Tenancy Agreement

It is therefore declared and agreed between the parties as follows:

1.	The preamble to this Agreement constitutes an integral part thereof.

2.	The Landlord hereby grants to the Tenant a tenancy of an area of approximately 118.4 square meters (net) being 148 square meters (gross) on the top storey of the Building, as described in the plan annexed hereto and constituting an integral part of this Agreement.

3.	That area mentioned will be called “the Premises”.

4.	The tenancy term shall commence on October 1, 2014 and expire at the end of the Tenancy Term according to the Tenancy Agreement.

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5.	The monthly rent for the Premises is set at NIS 65 per square meter (gross) at the sum of NIS 9620, such sum being linked to the Consumer Price Index published on August 15, 2014 (102.4 points).

6.	The rent will be paid for three months in advance every calendar quarter as defined in the Tenancy Agreement. Payment for the first three months of the tenancy will be made on the execution of this agreement.

7.	The management fees for the Premises shall be at the rate of NIS 13 per square meter (gross), and will be paid according to the provisions of the Tenancy Agreement. The Tenant will sign with the Management Company a management agreement pursuant to the provisions of the Tenancy Agreement, immediately after the signature of this Agreement.

8.	The Tenant will pay on the execution of this Agreement, a surety at the rate of four months of the tenancy together with VAT pursuant to the provisions of clause 33 of the Tenancy Agreement.

9.	For the avoidance of any doubt it is hereby clarified that to the extent the Tenant will terminate the Tenancy Term according to the Tenancy Agreement according to the provisions of clause 7(b)(2) of the Tenancy Agreement, the tenancy term according to this Agreement will likewise come to an end on the same date.

10.	Subject as herein provided, all the terms of the Tenancy Agreement will mutatis mutandis apply to the tenancy according to this Agreement.

In witness whereof the parties have set their hands on the date first above written

/s/ Dr. Moshe Eliash	/s/ Kobbi Nir /s/ Ido Zalel
The Landlord	Sol-Gel Technologies Ltd.
in his own name	The Tenant
and in the name of Ms. Rachel Zacks
by general power of attorney

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